Exhibit 99.1

Employee note: An update on hiring plans

By Emilie Choi, President and Chief Operating Officer

I shared an update with our employees today that I want to also share publicly. Please note that these changes are not expected to have any material impact to our previously communicated expense outlook for Q2, or full-year 2022, as disclosed in our Q1 shareholder letter.

Tl;dr: To ensure we’re best positioned to succeed during and after the current market downturn, we’re announcing we’re slowing hiring so we can reprioritize our hiring needs against our highest-priority business goals.

Hi all:

We’ve made an important decision to ensure we’re being rigorous in our resource prioritization so we can emerge from this down cycle even stronger than we are today.

Heading into this year, we planned to triple the size of the company. Given current market conditions, we feel it’s prudent to slow hiring and reassess our headcount needs against our highest-priority business goals. Headcount growth is a key input to our financial model, and this is an important action to ensure we manage our business to the scenarios we planned for, specifically the potential Adjusted EBITDA we are aiming to manage to.

Importantly, now is the time to ensure we are fully integrating all recent hires — so we can ensure that they are successful at Coinbase. This slow down will also force us to be more rigorous in our prioritization.

Big picture: We know this is a confusing time and that market downturns can feel scary. But as we said at last week’s Town Hall, we plan for all market scenarios, and now we are starting to put some of those plans into practice.

We’re in a strong position — we have a solid balance sheet and we’ve been through several market downturns before, and we’ve emerged stronger every time.

Like I said in my top of mind email on Friday marking Coinbase’s 10-year anniversary, the best is absolutely yet to come for us.

Best,
Emilie